EXHIBIT (d)(2)

[DealerTrack, Inc. Letterhead]

January 10, 2007

PRIVATE AND CONFIDENTIAL

Arkona, Inc.
10757 South River Front Parkway, Suite 400
South Jordan, Utah 84095
Attention: Alan Rudd

Ladies and Gentlemen:

In connection with our mutual consideration of a potential negotiated transaction (the “Proposed Transaction”) between DealerTrack, Inc., a Delaware corporation (“DealerTrack”), on the one hand, and Arkona, Inc., a Delaware corporation (“Arkona”), on the other hand, each of the parties to this letter agreement is prepared to make available certain information. This information is confidential and proprietary to the respective parties and not otherwise available. Each party agrees that, in consideration of, and as a condition to, furnishing such information, it will abide by the following:

1.  Confidentiality Agreement.   Each of DealerTrack and Arkona, as applicable (each, a “Receiving Party”), hereby agrees to treat all information, whether written or oral, concerning Arkona or DealerTrack, as applicable (each, a “Disclosing Party”), or any of their respective affiliates, subsidiaries or divisions, which the Disclosing Party or any directors, officers, employees, partners, agents or representatives (collectively, the “Representatives”) of the Disclosing Party furnishes, whether before or after the date of this agreement, to the Receiving Party or its Representatives (collectively, the “Evaluation Material”), confidential and in accordance with the provisions of this agreement. Notwithstanding the foregoing, the term “Evaluation Material” shall not for the purposes of this agreement include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure by the Receiving Party or its Representatives, (b) was or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or any of its Representatives; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Disclosing Party, or (c) has been independently acquired by the Receiving Party without violating any of the obligations of the Receiving Party or its Representatives under this agreement or any other confidentiality agreement, or under any other contractual, legal or fiduciary obligations of the Receiving Party or its Representatives.

2.  Use of Evaluation Material and Confidentiality.

(a) Subject to Paragraph 2(b) below, the Evaluation Material will be kept confidential by the Receiving Party and its Representatives and will not, without the prior written consent of the Disclosing Party, be disclosed, in whole or in part, to any third party by the Receiving Party or any of its Representatives in any manner whatsoever, and will not be used by the Receiving Party or any of its Representatives, directly or indirectly, for any purpose other than in connection with the Receiving Party’s evaluation of the Proposed Transaction. In addition, the Receiving Party hereby agrees to transmit Evaluation Material to only those of its Representatives who need to know the information for the purpose of evaluating the Proposed Transaction and are informed by the Receiving Party of the confidential nature of the information. The Receiving Party agrees not to make any such disclosure or transmission unless the Receiving Party is satisfied that its Representatives will act in accordance herewith. The Receiving Party agrees that it will be responsible for any breach of any of the provisions of this agreement by any of its Representatives and the Receiving Party agrees to take, at its sole expense, all necessary measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material (including, without limitation, the initiation of court proceedings).

(b) In the event that the Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose (i) any Evaluation Material, or (ii) any information relating to the opinion, judgment or recommendation of any such person concerning the Disclosing Party, its affiliates or subsidiaries, the Receiving Party will promptly notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this agreement, and/or take any other mutually agreed action. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any of its Representatives is, in the reasonable opinion of such person’s counsel, compelled to disclose information or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or such Representative may disclose the requested information. In any event, the Receiving Party and its Representatives will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the information. In addition, neither the Receiving Party nor any of its Representatives will oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that such confidential treatment will be so accorded and the Receiving Party and its Representatives shall cooperate with the Disclosing Party to obtain such order or other assurance.

3.  Nondisclosure of Negotiations.  Except as otherwise expressly permitted hereby, without the prior written consent of the other party, each party hereby agrees that it will not, and will direct its Representatives not to, disclose to any person the fact that any discussions (or any other discussions between or involving the parties) with respect to the matters contemplated hereby are taking, have taken or are proposed to take place or other facts with respect to such discussions, including the status thereof, or the fact (if such becomes the case) that any Evaluation Material has been made available to either party, nor otherwise make any public disclosure, whether written or oral, with respect to this agreement or the actions or transactions contemplated hereby; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or Nasdaq if it has used its reasonable best efforts to consult with the other party prior to issuing such release or making such public statement and to obtain such party’s prior consent, but has been unable to do so in a timely manner. No request or proposal to amend, modify or waive any provision of this agreement shall be made or solicited except in a non-public and confidential manner which does not give rise to any disclosure obligation on the part of either party. The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

4.  Federal Securities Laws.   Each party acknowledges that it and its Representatives are (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), and that it and its Representatives will neither use, nor cause any third party to use, any Evaluation Material in contravention of such Exchange Act, including, without limitation, Rule 10b-5 thereunder.

5.  Return of Evaluation Material.  Upon the request of either party, the other party (a) will promptly return all Evaluation Material furnished to the other party or (b) will destroy any Evaluation Material; provided, however, DealerTrack’s accountants retained to review and evaluate the Evaluation Material will retain, in confidence, a file copy of its work papers and any reports in accordance with its professional obligation. Any destruction of Evaluation Material will be confirmed by each party upon written request of the other party. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality hereunder.

6.  No Definitive Agreement.  Each party agrees that unless and until a definitive agreement between the parties with respect to the Proposed Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this or any written or oral expression with respect to such transaction by either of the parties or their respective Representatives except, in the case of this agreement, for the matters specifically agreed to herein. Each party further acknowledges and agrees that it reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to any Proposed Transaction, and to terminate discussions and negotiations concerning a Proposed Transaction with the other party at any time.

7.  Accuracy of Evaluation Material.   Each party acknowledges and agrees that it has endeavored, and shall continue to endeavor, to include in the Evaluation Material information known to it and that it believes is relevant to the other party’s evaluation of the Proposed Transaction. Notwithstanding the foregoing, each party acknowledges and agrees that the other party is making no representation or warranty as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that it shall assume full responsibility for all conclusions it derives from the Evaluation Material and that neither the Disclosing Party nor any of its Representatives shall have any liability with respect to the Evaluation Material or the use or content thereof.

8.  Remedies.   Each party agrees that monetary damages would not be a sufficient remedy for any breach of this agreement and that in addition to all other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees to waive and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that a party or any of its Representatives has breached this agreement, it shall be liable for and pay to the other party on demand the legal fees and expenses incurred by such party in connection with such litigation, including any appeal therefrom.

9.  Waiver and Amendment.   Each party understands and agrees that no failure or delay by the other party or any of its Representatives in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The agreements set forth herein may only be waived or modified by an agreement in writing signed on behalf of the parties.

10.  Successors and Assigns.   This agreement shall inure to the benefit of and be enforceable by each of the parties and their successors and permitted assigns.

11.  Severability.   In case provisions of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this agreement shall not in any way be affected or impaired thereby. This Agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter.

12.  Governing Law; Venue.   The validity, interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of New York. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York located in the City of New York and the courts of the United States of America located in the City of New York for any action, suit or proceeding arising out of or relating to this agreement or the Proposed Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement in the courts of the State of New York located in the City of New York or the courts of the United States of America located in the City of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.

13.  Counterparts.  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

[signature page to follow]

Please acknowledge your agreement to the foregoing by countersigning this agreement in the place provided below and returning it to the undersigned.

Very truly yours,

DEALERTRACK, INC.

By:	/s/ Mark O’Neil
Name: Mark O’Neil
Title: Chairman, President and Chief Executive Officer

Accepted and Agreed to,
this 10th day of January, 2007

ARKONA, INC.

By:	/s/ Alan Rudd
Name: Alan Rudd
Title: CEO

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